Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registrant Statement on Form F-3 (Files No. 333-214439) of Biondvax Pharmaceuticals Ltd. of our report dated April 28, 2019 with respect to the financial statements of Biondvax Pharmaceuticals Ltd., included in this Annual Report of 20-F for the year ended December 31, 2018.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
April 30, 2019	A Member of Ernst & Young Global